Exhibit (o)(9)

NORTHSTAR CAPITAL MANAGEMENT, INC.

CODE OF ETHICS

CERTIFICATE OF COMPLIANCE

Adopted October 1, 2001.

Amended September 1, 2004

This Code of Ethics, (the “Code”) has been adopted by Northstar Capital Management, Inc. (“NCM”), primarily for the purpose of providing rules for employees with respect to their personal securities transactions. NCM is required to adopt a code of ethics in accordance with Rule 17j-1 under the Investment Company Act of 1940 (the “1940 Act”).

I have read and agree to comply with the Code of Ethics and Privacy Policy of Northstar Capital Management, Inc.

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☐	I have received, and will adhere to, the Privacy Policy for Northstar Capital Management, Inc.

NORTHSTAR CAPITAL MANAGEMENT, INC.

Code of Ethics

Adopted October 1, 2001

Amended September 1, 2004

General Statement of Principals

Northstar Capital Management takes very seriously it obligations and duties to its clients as an investment manager. As such, Northstar believes that its primary duty is to place the interests of the client first at all times. In keeping with this duty, Northstar sets forth this list of general principals by which all Northstar employees are governed.

•	Northstar employees shall never take inappropriate advantage of their positions as investment managers.

•	Information concerning the identity of security holdings and financial circumstances of clients is confidential.

•	Independence in the investment decision-making process is paramount.

•	Northstar employee’s personal securities transactions must be conducted in such a manner as to be consistent with the Northstar Code of Ethics and avoid any actual or potential conflict of interest or any abuse of an employee’s position of trust and responsibility.

•	All Northstar employees are expected to maintain the highest levels of honesty, integrity and professionalism.

The reputation of Northstar as a firm that is known for having the highest standards of professionalism and integrity is important to Northstar, and it is expected that all conduct of Northstar employees adheres to the general principals discussed in this section as well as to the specific standards as set forth of the Code of Ethics. Northstar employees recognize that failure to comply with the firm’s Code of Ethics may result in disciplinary action, including termination of employment.

I.	Introduction

This Code of Ethics (the “Code”) has been adopted by Northstar Capital Management, Inc. (“NCM”), primarily for the purpose of providing rules for employees with respect to their personal securities transactions. NCM is required to adopt a code of ethics in accordance with Rule 17j-1 under the Investment Company Act of 1940 (the “1940 Act”).

NCM is also a registered investment Adviser under the Investment Advisers Act of 1940 (the “Advisers Act”), and as such, NCM and its employees are subject to certain standards of conduct with respect to activities relating to all of NCM’s advisory clients. In addition, NCM is required to make and keep accurate and current records of securities transactions in which the Adviser, its officers and directors, and certain employees and other related persons have a beneficial interest. The reports pursuant to this Code will enable NCM to fulfill this requirement.

II.	Background

The investment management industry is closely regulated under the provisions of the Advisers Act and the 1940 Act, and by the regulations and interpretations of the Securities and Exchange Commission (the “SEC”) under those statutes. Transactions in securities are also governed by the provisions of the Securities Act of 1933 (the “Securities Act”), and the Securities Exchange Act of 1934 (the “Exchange Act”) as well as by state laws. The rules of conduct set forth in this Code are based in large part on rules of law and legal concepts developed under those statutes. These legal concepts do not remain static, and further developments of the law in these areas may be expected. In 1994, the Code was updated to conform with an extensive set of recommendations developed by the Investment Company Institute. These additional measures, while not mandated by law, are considered industry standards. They were developed in an effort to self-regulate and preserve investors’ confidence that their interests are placed ahead of our own personal trading activities. Employees of NCM should conduct business so as to avoid not only any violation of law, but also any appearance of violation or grounds for criticism.

III.	Scope of the Code of Ethics

The Code covers two general topic areas. First, it includes some broad prohibitions against fraudulent conduct in connection with the clients of NCM. Because fraudulent conduct can take many forms as noted above, the Code cannot reasonably contain an all-inclusive list of actions or omissions.

Second, the Code includes specific rules, restrictions and reporting obligations with respect to personal securities transactions. These restrictions have been adopted for the purpose of better avoiding any conflicts of interest, or any appearances of conflicts of interest, between the securities trading which NCM undertakes on behalf of clients and personal securities trading by the employees of NCM and other persons subject to this Code. The rules are intended to better assure that trading on behalf of clients is given priority over trading for personal accounts, and that trading for personal accounts does not take place at a time which could adversely affect the trading for clients. These rules are also intended to prevent NCM personnel from misusing material, non-public information concerning issuers or securities. This misuse might, for example, take the form of either personal securities trading or “tipping” other persons concerning the material, non-public information.

As required by the 1940 Act and the Advisers Act, most persons covered by this Code are also required to file with NCM monthly reports of their personal securities transactions. These reports will be reviewed by the Compliance Officer at NCM to determine whether the information suggests any possible violation of this Code. These reports also are reviewed by the staff of the SEC when the SEC undertakes compliance examinations of NCM. In addition to serving the purpose of compliance with this Code, the reporting requirements serve to create greater consciousness of possible conflicts and, at the same time, provide a means to detect and correct possible problems. The reporting system is an essential part of this Code and must be strictly adhered to, without exception.

IV.	Who is Subject to this Code of Ethics?

All employees of NCM are subject to this Code.

Rule 17j-1 under the 1940 Act requires that a Code of Ethics be established to govern certain activities of directors, officers and employees of an investment company and its Adviser. These persons are referred to in this Code as “Access Persons”. For purposes of this Code, all employees of NCM are Access Persons. Among other matters, Access Persons must submit to their employers monthly reports of personal securities trading.

Separately, the Advisers Act requires under Rule 204-2 that “Advisory Representatives” of an adviser file monthly reports of personal trading activity. Further, Section 204A of the Advisers Act requires investment Advisers to adopt, maintain and enforce policies reasonably designed, considering the nature of the Adviser’s business, to prevent the misuse of material, non-public information or violation of the Advisers Act, the Exchange Act and the Rules thereunder by any person associated with the Adviser. “Access Persons” and “Advisory Representatives” for the purposes of this Code of Ethics are the same.

V.	Legal Concepts

Important legal concepts under which the Adviser conducts businesses are described below.

A.

Fiduciary Duty. Investment advisers owe a fiduciary duty to their clients. This means a duty of loyalty, fairness and good faith toward clients, and a corresponding duty on the part of the adviser not to do anything prejudicial to or in conflict with the interests of clients. This is a higher standard than that applicable to ordinary arm’s length business transactions between persons who do not owe a fiduciary duty to the other parties. Fiduciary principles reflect the following: (1) the duty at all times to place the interests of NCM’s clients first; (2) the requirement that all personal securities transactions be conducted consistent with the Code of Ethics and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility; and (3) the fundamental standard that investment company personnel should not take inappropriate advantage of their positions.

B.	Fraud and Deceit; Inside Information. The various securities laws contain broad provisions prohibiting fraud or deceit or “any manipulative or deceptive device or contrivance” in connection with securities transactions and giving of investment advice. It is under these broad general provisions that the SEC and private individuals have successfully brought many of the important cases in the securities field that have received so much publicity in recent years, including cases on improper use of material, non-public (“inside”) information (as defined below). The Advisers Act requires investment advisers to adopt, maintain and enforce written policies and procedures reasonably designed, taking into consideration the nature of their business, to prevent misuse of material non-public information in violation of the Adviser’s Act, the Exchange Act and regulations thereunder by the adviser and its associated persons. The policies and procedures in this Code are intended to meet this requirement. Fund employees and other participants in securities market activity are also prohibited from trading securities on the basis of, or tipping others about, inside information. Also care must always be taken to avoid market manipulation, which is strictly prohibited by law. In addition to this Code, NCM has put into effect policies and procedures, to which all NCM personnel are subject, reasonably designed to prevent the misuse of material non-public information.

C.	Underwriting. Although not discussed elsewhere in this Code, Access Persons should be extremely careful not to engage in any activities, particularly in connection with new offerings, that could be construed as participating as an underwriter in violation of the Securities Act.

These general prohibitions are basically the same as those in the federal securities laws, and are intended to reflect the expansive and flexible nature of the restrictions which are applicable to the activities of the Adviser.

VI.	Enforcement of the Code.

The enforcement of these rules and procedures is the responsibility of NCM’s Compliance Officer. As this Code emphasizes, personal trading must always be carried on in good judgment and good faith. It is obvious that all possible situations cannot be covered by this Code and that under special circumstances, exceptions may occasionally be appropriate. Any Access Person contemplating a transaction, or anyone who has any other question as to any part of this Code or NCM’s policy should consult with the Compliance Officer. If the Compliance Officer is absent or unavailable, contact a senior manager at NCM for assistance in this regard.

A.

Reporting. This Code of Ethics includes requirements for an initial certification of securities holdings at the time of hire, pre-approval of personal securities trades, informing the Compliance Officer of pre-approved trades that are not executed [exception for limit orders, see Section X (A.)(a)], monthly reports of personal securities transactions, and an annual certification of all personal securities holdings. Late reports, unreported transactions, unapproved transactions and repeated violations of the Code of Ethics are all bases upon which sanctions may be imposed as generally described below. All violations of this Code will be reported to the President and a violation notice will be kept in the employee’s personnel file. Refer to Section XI: Reporting and Certification.

B.	Code Violations. A person charged with a violation of this Code will have the opportunity to meet with the Compliance Officer, at which time such person shall have the opportunity, orally or in writing, to deny any and all charges, set forth mitigating circumstances, and set forth reasons why the sanctions for any violations should not be severe. The Counsel to the Adviser shall be advised promptly of the initiation and outcome of any enforcement actions hereunder.

C.	Sanctions. Upon determining that a material violation of this Code of Ethics has occurred, NCM may impose such sanctions as it deems appropriate, including, among other matters, a letter of censure or suspension or termination of the employment of the violator, and disgorgement of profits on any transaction in violation of this Code of Ethics.

Careful adherence to this Code is one of the basic conditions of employment by NCM. As noted at the beginning of this Code, and in this section, an Access Person is liable to be subject to sanctions for conduct inconsistent with this Code.

In addition, as pointed out in section II entitled “Background”, certain violations of this Code (including the late filing of monthly reports) may also involve violation of laws, with the possibility of civil and/or criminal penalties.

D.	Penalties. Under the various federal securities statutes, penalties that may be imposed for insider trading or other violations include civil liability for damages, temporary suspension or permanent prohibition from engaging in various aspects of the securities or investment advisory businesses and criminal penalties. Among other matters, penalties for insider trading and misuse of material, non-public information include civil injunctions, treble damages, disgorgement of profits, jail sentences, fines for the person who committed the violation of up to three times the profit gained or loss avoided whether or not the person actually benefited and fines for the controlling person of the violator, which may include an employer, of up to $1 million or three times the amount of the profit gained or loss avoided.

Under certain circumstances, profits received by an Access Person in connection with unapproved transactions may have to be disgorged.

VII.	Definitions.

A.	“Access Person” and “Advisory Representative”: All of the employees of NCM are considered “Access Persons” and “Advisory Representatives” with respect to this Code of Ethics and in connection with the reporting of personal securities transactions. NCM believes that this universal coverage is appropriate given the subject matter of the Code of Ethics and the fact that it does not represent an unreasonable burden upon the employees of NCM. (1940 Act, Rule 17j-1; Advisers Act, Rule 204-2).

B.	“Affiliated Person” (1940 Act, Section 2(a)(3)) means:

(a) any person directly or indirectly owning, controlling, or holding with power to vote, 5% or more of the outstanding voting securities of such other person;

(b) any person 5% or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held with power to vote, by such other person;

(c) any person directly or indirectly controlling, controlled by, or under common control with, such other person; and

(d) any officer, director, partner, co-partner or employee of such other person.

C.	“Associated Person” means any officer or director of NCM (or any person occupying a similar status of performing similar functions), any person directly or indirectly controlling, controlled by, or under common control with NCM, or any employee thereof. (Advisers Act, Section 202(a)(17))

D.	“Beneficial Ownership” In general, a person is considered to have “beneficial ownership” of securities when that person (a) has the power to dispose of or to vote such securities, and (b) when that person has a pecuniary (i.e., economic) interest in the securities. Beneficial Ownership shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Exchange Act.

E.	“Direct or Indirect Beneficial Ownership” This Code of Ethics extends to the ownership of and transactions in securities either by the Access Person for his or her own account, or for the account of a member of his or her immediate family, or for any account in which such Access Person or a member of his or her immediate family may have an interest, including IRAs, partnerships, trusts, etc. Consult the compliance department for clarification as necessary.

F.	“Control” means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company. Any person who owns beneficially, either directly or through one or more controlled companies, more than 25% of the voting securities of a company is presumed to control such company. (Section 2(a)(9) of the 1940 Act)

G.	“Security” or “security” shall have the meaning set forth in Section 2(a)(36) of the 1940 Act. Security does not include futures contracts or options on futures contracts (provided these instruments are not used to indirectly acquire an interest which would be prohibited under this Code) but the purchase and sale of such instruments are nevertheless subject to the reporting requirements of this Code. For purposes hereof, “futures” are futures on securities or securities indexes; “options” on future contracts are options (puts or calls) on futures on securities or securities indexes.

H.	“Purchase or Sale of a Security” includes, among other acts, the writing or acquisition of an option to purchase or sell a Security.

I.	“Insider” means an Associated Person of NCM, or any Affiliated Person thereof, or any member of his or her immediate family. Additionally, a person is deemed an “Insider” if he enters into a special confidential relationship in the conduct of the affairs of NCM, or any Affiliated Person thereof, and as a result is given access to material, non-public information. Examples of such insiders include accountants, consultants, advisers, attorneys, bank lending officers, and the employees of such organizations.

J.	“Insider Trading” for purposes of this Code of Ethics means the use of material, non-public information to trade in a security (whether or not one is an Insider) or the communication of material, non-public information to others (other than as required by performance of a person’s duties). While the meaning of the term is not static, “Insider Trading” generally includes:

(a) trading in a Security by an Insider, while in possession of material, non-public information;

(b) trading in a Security by a person who is not an Insider, while in possession of material, non-public information, where the information either was disclosed to such person in violation of an Insider’s duty to keep it confidential or was misappropriated; and

(c) communicating material, non-public information to any person, who then trades in a Security while in possession of such information.

K.

“Material information” means information for which there is a substantial likelihood that a reasonable investor would consider it important in making investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities. Examples of material information include information regarding dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals of agreements, major litigation, liquidation problems, and extraordinary management developments. Such examples are only illustrative and not all inclusive.

L.	“Member of immediate family” means a person’s spouse, children under the age of twenty-five years residing with such person, and any trust or estate in which such person or any other member of his immediate family has a substantial beneficial interest, unless neither such person nor any other member of his immediate family is able to control or participate in the investment decisions of such trust or estate.

M.	“Non-public information” means information that has not been effectively communicated to the market place.

N.	“Restricted Security” means any Security which:

(a) is held by clients of NCM, or

(b) is being considered the Adviser for purchase on behalf of clients.

VIII.	General Restrictions

A.	Restrictions Under Rule 17j-l(a) of the 1940 Act

No Access Person may:

(a) employ any device, scheme or artifice to defraud the clients of NCM;

(b) make to the clients of NCM any untrue statement of a material fact or omit to state to such client a material fact necessary in order to make the statements made in light of the circumstances under which they are made, not misleading;

(c) engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon clients of NCM; or

(d) engage in any manipulative practice with respect to clients of NCM.

(e) engage in any manipulative practice with respect to securities, including price manipulation.

Any violation of the above shall be considered a violation of this Code.

B.

Maintaining Confidentiality. No Access Person may disclose information about actual purchase or sale decisions, contemplated purchases or sales, or other transactions under consideration by NCM, whether or not actually executed, except to the specific client or clients particular to that transaction. In addition, information about clients is confidential and must not be disclosed. Access Persons must use care in keeping information confidential. Any violation of these confidentiality requirements shall be a violation of this Code.

C.	Use of Non-public Information. The following issues should be kept in mind when considering material, non-public information:

(1) Security. An Insider shall use due care to ensure that material, non-public information remains secure. For example, files containing material, non-public information should be kept confidential, and access to computer files containing material, non-public information must be restricted.

(2) No Tipping. An Insider shall not divulge to any person any material, non-public information, except in the performance of his or her duties.

(3) No Insider Trading. No Insider shall engage in Insider Trading, on his or her own behalf or on behalf of others.

(4) No Improper Use. No Access Person may use any material, non-public information, no matter how acquired, in his or her own transactions or in the transactions for clients of NCM.

(5) Confidentiality of NCM Activity. Information about actual purchase or sale decisions, contemplated purchases or sales, or other transactions under consideration by NCM for clients, whether or not actually authorized, must be kept confidential, except to the specific client or clients particular to that transaction. An Access Person shall not divulge to any person contemplated or completed securities transactions, except in the performance of his or her duties, unless such information previously has become a matter of public knowledge. In addition, information about clients is confidential and must not be disclosed. Access Persons must use care in keeping information confidential.

(6) Questions. Questions regarding whether the information is material and/or nonpublic may be directed to the Compliance Officer.

IX.	Restrictions and Exemptions on Personal Securities Transactions.

A.

Direct or Indirect Beneficial Ownership. Purchases and sales of securities by an Access Person for his or her own account, for the account of a member of his or her immediate family or for any account in which such Access Person or a member of his or her immediate family may have a direct or indirect beneficial ownership interest, are subject to the personal securities transaction rules (except for transactions in exempt securities, described below). These rules are intended to prevent any suggestion or implication that Access Persons are using their relationship with NCM to obtain advantageous treatment to the detriment of the interests of the clients of NCM or that an Access Person is profiting improperly from his or her position. Most transactions are also subject to the reporting requirements of Section XI below.

B.	Personal Trading Prohibitions.

1. “Initial Public Offerings”. No Access Person may purchase any security, whether or not a “Hot Issue”, in an initial public offering or any “Hot Issue” in a follow on offering.

2. Dealings With Clients. No Access Person may knowingly sell any security to any clients of NCM or knowingly purchase any security from any clients of NCM.

3. Short-Term Trading. NCM believes that personal short-term trading may increase the risk of problems arising under the rules of this Code. While NCM leaves the extent of trading to an individual’s judgment, consistent with his or her objectives and past trading practices, all Access Persons are on notice that such short-term trading practices will be periodically reviewed. In the case of any individual whose trading is deemed to be:

(a)	excessive, or

(b)	causing or giving the appearance of conflict of interest with clients’ accounts,

NCM will require that individual to reduce or eliminate this short-term trading activity.

4. Private Placements. No Access Person shall acquire securities in a private placement without express prior written approval of the compliance officer of NCM.

C.	Exempted Securities. Notwithstanding Section IX B, trading in the following securities is exempted from the prior clearance requirements set forth in Section X and other restrictions of this Section:

(a) Open-end Mutual Funds, (investment companies registered under the 1940 Act will be referred to as “Mutual Funds”), except as outlined in E below. This exception means that Access Persons may, without prior clearance, purchase and redeem the shares any open-end mutual funds, including redemptions through the use of a checkwriting arrangement with the mutual fund.

Purchases and redemptions of the shares of other open-end Mutual Funds are exempt from the monthly reporting requirement, but transactions in the shares of closed-end mutual funds and unit investment trusts must be both pre-approved and reported monthly.

(b) Government securities;

(c) Short-term money market instruments such as bankers’ acceptances, repurchase agreements and commercial paper; and

(d) Bank certificates of deposit and bank deposit accounts.

D.	Exempted Transactions. Notwithstanding section IX B, the following transactions are exempted from the prior clearance requirements and other restrictions of Sections IX and X hereof:

(a) Purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control.

(b) Purchases or sales of securities which are not eligible for purchase or sale by any client of NCM.

(c) Purchases or sales which are non-volitional.

(d) Purchases which are part of an automatic dividend reinvestment plan.

(e) Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

(f) Transactions by Access Persons who are participants in the Northstar Capital Management Profit Sharing Plan with respect to the investment options in such plan, including enrollments, contributions and transfers among investment options.

(g) Purchases or sales which receive the prior approval of the Compliance Officer of NCM on the basis that the potential for harm to clients of NCM is remote because the transactions would be very unlikely to affect market price or liquidity, or because they clearly are not related economically to the securities to be purchased, sold or held by clients of NCM, and because they do not involve material non public information.

E.	Mutual Fund Exception. Notwithstanding section IX C (a), any mutual fund in which NCM is acting as the manager, advisor or sub-advisor to is NOT considered an exempted security for purposes of pre-clearing of trades and reporting requirements.

X.	Restrictions on Timing of Personal Securities Transactions.

The following are specific restrictions relating to personal securities transactions of all persons covered by this Code. Absent extraordinary circumstances, no Access Person shall be deemed to have violated this Code for effecting a securities transaction if such Access Person has been advised in writing by the Compliance Officer that the transaction would be consistent with this Code and has not been advised of any countermanding determination. NCM shall maintain written records of such actions, which records shall be made available in the manner required by Rule 17j-1 of the 1940 Act.

A.	Prior Clearance Procedure.

1. Transactions in Publicly Traded Securities. Prior to effecting a transaction in a security, (other than those securities exempted under Section IX above), an Access Person must notify in writing the Compliance Officer of the proposed transaction, including the name, title, and amount of the security involved, using the Pre-Approval Form. The Compliance Officer shall (i) confirm with the portfolio managers that the security is not under consideration for trading, and (ii) otherwise determine whether such proposed transaction would or would not be consistent with this Code. Such conclusion shall be promptly (generally within 24 hours) communicated in writing to the Access Person making such request, at which point the Access Person may execute the trade if approved. Any approval which is granted will be good for no more than three trading days, following which the approval will no longer be valid and the Access Person will be required to reapply for approval if the pre-approved transaction has not been executed. If the Access Person does not execute the pre-approved transaction within the given time frame, he or she must inform the Compliance Officer as soon as possible. The Compliance Officer will note on the Pre-Approval Form that the transaction was not executed

2. Good ‘till Canceled (“GTC”), Limit, and Stop-Loss Orders. Prior to placing a transaction as a GTC, limit, or stop-loss order, an Access Person must notify in writing the Compliance Officer of the proposed transaction, including the name, price and conditions of the order, using the Pre-Approval Form. GTC, limit orders and stop-loss orders for securities that have received pre-approval and which are not subsequently altered, may be executed on a subsequent day (i.e., when triggered by market action) without receiving further permission. However, if such an order is altered in any way, the Access Person must notify the Compliance Officer prior to making such alterations and the Compliance Officer must approve the new conditions of the order. Also, if such an order is canceled, the Access Person must notify the Compliance Officer as soon as possible. If a GTC, limit order, or stop-loss order is found to be in conflict with this Code at any time, the Compliance Officer may direct that the order be canceled. Access Persons will immediately comply with cancellation instructions from the Compliance Officer.

3. Private Placement Transactions. As set forth in IX B 4, the prior clearance procedure described in subsection above includes transactions by Access Persons in a private placement. In connection with a private placement acquisition, the Compliance Officer and the portfolio manager will take into account, among other factors, whether the investment opportunity should be reserved for clients, and whether the opportunity is being offered to an Access Person by virtue of his or her position. Access Persons who have been authorized to acquire securities in a private placement will, in connection therewith, be required to disclose that investment if and when the Access Person takes part in the any client’s subsequent investment in the same issuer. In such a circumstance, the determination to purchase securities of that issuer will be subject to an independent review by personnel of NCM with no personal interest in the issuer.

B.	Personal Trading Blackout Periods.

An Access Person may not be granted prior clearance to execute a securities transaction on a day during which NCM has a pending “buy” or “sell” order in that same security until that order is executed or withdrawn. Any profits realized by an Access Person on trades within these periods must be disgorged by the Access Person.

C.	Other Transactions and Restrictions.

1. Short Sales. Short sales are permitted by Access Persons provided all other requirements of the Code are met.

2. Convertible Securities and Commodity or Securities Derivatives. The foregoing restrictions in this Code also apply to any purchase or sale of a security which is convertible into, exchangeable or exercisable for a security, securities, index or commodity that is being purchased or sold, or is actively being considered for, purchase or sale, for the client accounts of the Adviser.

3. Service as a Director. Access Persons are prohibited from serving on the boards of directors of publicly traded companies, absent prior authorization in accord with the general procedures with this Code of Ethics relating to personal securities transactions. The consideration of prior authorization will be based upon a determination that the board service would be consistent with the interests of clients. In the event that board service is authorized, Access Persons serving as directors should expect to be isolated from other Access Persons making investment decisions with respect to the securities of the company in question, through the use of “Chinese Wall” or other appropriate procedures to be considered and placed into effect at the time.

XI.	Reporting and Certification Requirements.

A.	Initial and Annual Disclosure of Personal Holdings. At the commencement of employment with NCM, an Access Person will be required to disclose in writing all personal securities holdings beneficially owned by the Access Person (including futures contracts or options on futures contracts as defined in Section VII G). In addition, each Access Person will be required to submit on an annual basis an updated listing of those personal securities holdings. Forms for this purpose are available from the Compliance Officer, and are to be completed and returned to the Compliance Officer. The annual updated lists are to be submitted no later than February 15 with a listing as of the immediately preceding December 31 year-end date.

These lists are to include all personal securities holdings beneficially owned by the Access Person, which may include securities that are exempt from the prior clearance procedures and from the quarterly transaction reporting requirements.

B.	Monthly Reports. Under this Code, all employees are considered “Access Persons,” and are required to prepare and file records of their personal securities transactions (including futures contracts or options on futures contracts as defined in Section VII G). If no transactions occurred during the period, check the box on the report to indicate this. All employees must file a report with the Compliance Officer within ten calendar days after the end of each calendar month.

1. Information in Reports. Each report must contain the following information:

(a) the date of the transaction, the title and the number of shares (or the principal amount) of each security involved;

(b) the nature of the transaction (e.g., purchase, sale, option or any other type of acquisition or disposition);

(c) the price at which the transaction was effected; and

(d) the name of the broker, dealer or bank with or through whom the transaction was effected; and

(e) copies of confirmations or monthly statements (upon receipt if not received at time of report), unless the employee provides for separate delivery as provided under Section XI, Paragraph E, below.

2. Review of Compliance Officer’s Trading. The Compliance Officer’s personal trading must be reviewed by the President of NCM or in his or her absence a Director of NCM. The results of the monthly reporting and review procedure and the related documentation must be reviewed by the President of the NCM or in his or her absence a Director of NCM. These reviews will be documented by the reviewing party.

3. Additional Information in Reports. At the option of the reporting person, the SEC allows the monthly report to contain a statement declaring that the reporting of any transaction is not to be construed as an admission by the reporting person that he or she has any direct or indirect beneficial ownership in the security. Using that disclaimer language may be useful in an unclear situation to avoid a potential risk in not reporting a transaction while at the same time avoiding prejudicing any position the person may take or later seek to take with respect to ownership status. Where a report made to the Compliance Officer would duplicate information recorded pursuant to Rules 204-2(a)(12) or 204-2(a)(13) under the Advisers Act, no Access Person will be required to make a report.

C.	Exemptions from Monthly Reporting. Monthly Reports are not required with respect to any of the following:

(a) transactions in securities which are direct obligations of the United States;

(b) transactions in open-end mutual funds excepting those in which NCM acts as the manager, advisor or sub-advisor to; or

(c) transactions over which the reporting person does not have any direct or indirect influence or control; or

(d) transactions by Access Persons who are participants in the Northstar Capital Management Profit Shairng Plan with respect to the investment options in such plan, including enrollments, contributions and transfers among investment options.

Please note that there are categories of securities, or particular transactions, which are not subject to the restrictions of Section X above (e.g., purchases under an automatic dividend reinvestment plan) but which are subject to the reporting requirement of this Section XI.

D.	Reports of Violations. In addition to the monthly reports required under this Section, Associated Persons and Access Persons promptly shall report to the Compliance Officer or the President of NCM any transaction which is, or might appear to be, in violation of this Code. Such report shall contain the information required in quarterly reports.

E.

Confirmations and Statements. In place of attaching confirmations and monthly statements to the Monthly Reports, Associated Persons and Access Persons may direct their brokers to send duplicate copies of confirmations of all personal securities transactions and duplicate copies of monthly or periodic statements for all securities accounts to the Chief Compliance Officer.

XII.	Other Rules.

A.	Gifts and Other Preferential Treatment. An Access Person may not in relation to the business of NCM seek or accept from any broker or dealer, other financial institution or supplier or contractor to NCM,

(a) any gifts of material value (i.e., in excess of $100 per year), or;

(b) any sort of preferential treatment from, or special arrangements with the institution or supplier.

Any Access Person who receives an offer for a gift or bequest of material value from any such party should promptly report it to the Compliance Officer.

B.	Finder’s Fees. Access Persons should not become involved in negotiations for corporate financing, acquisitions or other transactions for outside companies (whether or not securities of the company involved are held by clients of NCM) without the prior permission of the Compliance Officer. Specifically, no finder’s or similar fee in connection with any such transactions may be negotiated or accepted without prior permission.

C.	Annual Certification. Each access person will be required to certify annually that:

(a) he or she has read and understands this Code of Ethics and that he or she is subject to it;

(b) that he or she has complied with the requirements of this Code of Ethics; and

(c) that he or she has disclosed and reported all personal securities transactions required to be disclosed or reported pursuant to this Code of Ethics.

** URGENT - CONFIDENTIAL - HAND CARRY **

PRE-APPROVAL FOR EMPLOYEE SECURITIES TRANSACTIONS

NORTHSTAR CAPITAL MANAGEMENT, INC.

Instructions:

1.	Employee completes top section and gives it to Compliance Officer: Stephen Mergler or in his absence, a Director of Northstar Capital Management.

2.	Compliance determines if transaction complies with Code of Ethics, completes bottom section, e-mails Employee with trade approval or rejection.

3.	S. Mergler files form @ 1.13, then at month end, compares it to Employee Personal Transactions Report and copies of employee’s brokerage account confirmations or statements.

Employee:

Security Name:	☐ Buy ☐ Sell: shares

Notes:

Trade Order: Mark one	Price & Other Trade Instructions:

☐ Market

☐ Good ‘till Cancelled

☐ Limit at $

☐ Stop-Loss

If you are responsible for the investment
decisions at Northstar Capital, please explain
briefly why this security is not appropriate for
the clients that you manage.

Signature:	Date:
Print Name:	Time:

Compliance Officer use Only:

Security Held in Fund? ☐ Yes ☐ No	In Private Client Portfolios? ☐ Yes ☐ No

Considered for Purchase or Sale? ☐ Yes ☐ No

Notes:

Transaction Approved? ☐ Yes ☐ No	Employee Notified? ☐ Yes ☐ No

Notes:

Signature:	Date:
Print Name:	Time:

NORTHSTAR CAPITAL MANAGEMENT

CODE OF ETHICS

ADOPTED OCTOBER 1, 2001

AMENDED MARCH 1, 2004